JETBLUE AIRWAYS REPORTS MAY TRAFFIC

New York, NY (June 12, 2018) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for May 2018. Traffic in May increased 8.9 percent from May 2017, on a capacity increase of 7.6 percent.

Load factor for May 2018 was 85.8 percent, an increase of 1.1 points from May 2017. JetBlue’s preliminary completion factor was 98.8 percent and its on-time (1) performance was 71.0 percent. JetBlue expects second quarter revenue per available seat mile (RASM) to range between (2.5) percent and (0.5) percent compared to the second quarter of 2017, including a 2.5 point headwind from holiday placement, as well as a 1.25 point headwind from completion factor and co-brand incentive payments previously disclosed for the second quarter of 2017.

JETBLUE AIRWAYS TRAFFIC RESULTS

	May 2018	May 2017	% Change
Revenue passenger miles (000)	4,342,166	3,986,132	8.9%
Available seat miles (000)	5,060,948	4,704,410	7.6%
Load factor	85.8%	84.7%	1.1 pts.
Revenue passengers	3,639,008	3,402,018	7.0%
Departures	31,459	30,008	4.8%
Average stage length (miles)	1,084	1,061	2.2%

	Y-T-D 2018	Y-T-D 2017	% Change
Revenue passenger miles (000)	20,509,872	19,453,288	5.4%
Available seat miles (000)	24,105,652	23,052,788	4.6%
Load factor	85.1%	84.4%	0.7 pts.
Revenue passengers	17,123,161	16,570,359	3.3%
Departures	148,390	145,746	1.8%
Average stage length (miles)	1,095	1,076	1.8%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 102 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

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ir@jetblue.com

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